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                                                       Rule 424(b)(2)
                                                       Registration No. 33-51407
PRICING SUPPLEMENT NO.  1   DATED:  11-17-95

(To Prospectus Dated May 26, 1995, as supplemented by Prospectus Supplement Dated July 6, 1995)



                            FIRST BANK SYSTEM, INC.

                     Medium-Term Notes, Series H (Senior)
                  Medium-Term Notes, Series I (Subordinated)



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
Series:                                      CUSIP: 31928MBK0
[X] Series H (Senior)                        Issue Price (Dollar Amount and Percentage of Principal Amount):
[_] Series I (Subordinated)                  $48,923,021/99.842970

Form of Note:                                Interest Rate/Initial Interest Rate: 6.0125%
[X] Book-Entry
[_] Certificated                             Interest Payment Dates: 3rd Wednesday each month beginning 12-20-95

Principal Amount: 49,000,000                 Regular Record Dates: 15th calendar day prior to each interest payment date

Original Issue Date: 11-21-95                Interest Determination Dates: 2 Business days prior to Reset/Payment Date

Maturity Date: 05-19-99                      Interest Reset Dates: 3rd Wednesday each month

Interest Rate Basis (and,                    Index Maturity: 1 month
if applicable, related
Interest Periods): Act/360                   Spread: +.20%

[_]  Fixed Rate Notes                        Spread Multiplier:
[_]  Commercial Paper Rate Note
[_]  Federal Funds Rate Note                 Alternate Rate Event Spread:
[X]  LIBOR Note
[_]  Prime Rate Note                         Alternate Rate Event Spread Multiplier:
[_]  Eleventh District Cost
     of Funds Rate Note                      Maximum Interest Rate:
[_]  CD Rate Note
[_]  Treasury Rate Note                      Minimum Interest Rate:
[_]  J.J. Kenny Rate Note
[_]  CMT Rate Note
[_]  Other Base Rate                         Index Source: Telerate 3750
     (as described below)                    For Original Issue Discount Notes:
[_]  Zero Coupon Note
                                                 Original Issue Discount:          %
Redemption Terms:
                                                 Yield to Maturity:                %
Other Terms:
ALL-IN=LIBOR+25=6.0625%                          Original Issue Discount Notes:
Agent's Commission: $76,979
                                                     [_]  Subject to special provisions set forth therein
                                                          with respect to the principal amount thereof
                                                          payable upon any redemption or acceleration of
                                                          the maturity thereof.
                                                     [_]  For Federal income tax purposes only.

Proceeds to FBS: $48,923,021                     Is the record or beneficial owner a California resident?

DTC Participant: Merrill Lynch                             Yes  [_]           No  [X]
                 DTC 5132

/s/ Brett Boushele
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